CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS RESULTS

FOR THE SECOND QUARTER AND SIX MONTHS ENDED MARCH 31, 2009

HONOLULU, HAWAII, May 13, 2009 -- Barnwell Industries, Inc. (NYSE Amex: BRN) today reported a net loss of $16,997,000 ($2.06 per share - diluted) and a net loss of $16,573,000 ($2.01 per share – diluted) for the three and six months ended March 31, 2009, respectively, as compared to net earnings of $1,685,000 ($0.20 per share - diluted) and $5,004,000 ($0.59 per share – diluted) for the three and six months ended March 31, 2008, respectively. The Company recorded a non-cash reduction in the carrying value of oil and natural gas properties of $15,556,000 net of income taxes in the quarter ended March 31, 2009.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “The net loss for the three and six months ended March 31, 2009 was principally due to a non-cash reduction in the carrying value of oil and natural gas properties of $22,088,000, or $15,556,000 net of income taxes, recorded in the quarter ended March 31, 2009, due to the application of the ceiling test mandated by the Securities and Exchange Commission (“SEC”) for oil and natural gas companies that follow the full cost method of accounting. At March 31, 2009, the ceiling value of Barnwell’s reserves was calculated based upon market prices on March 31, 2009, adjusted for market differentials, of $2.94 for natural gas, $46.36 for oil and $34.45 for natural gas liquids. This reduction in the carrying value of oil and natural gas properties has no effect on the Company’s oil and natural gas reserve volumes or production rates, nor any impacts on liquidity or compliance with our banking agreements. Furthermore, the ceiling does not necessarily reflect the true fair value of the underlying oil and natural gas reserves as it is based on prices at a single point in time. The SEC recently revised its rules regarding the calculation of the full cost ceiling to require the use of 12-month average prices rather than quarter-end prices. These new rules will be effective for our fiscal year 2010 year-end reporting. Had these new rules been effective as of March 31, 2009, the Company would not have recognized a reduction of the carrying value of oil and natural gas properties.

“Additionally, the net loss for the three and six months ended March 31, 2009 was due to lower revenues as a result of lower natural gas, oil and natural gas liquids prices. For the three months ended March 31, 2009, oil and natural gas liquids prices decreased 61% and 62%, respectively, and natural gas prices decreased 47%. For the six months ended March 31, 2009, oil and natural gas liquids prices decreased 51% and 54%, respectively, and natural gas prices decreased 30%. Net earnings for the prior year’s six months ended March 31, 2008 also included a deferred tax benefit of $909,000 due to reductions in Canadian tax rates, and there was no such benefit in this year’s six months.

“The Company’s general and administrative expenses decreased $1,165,000 and $2,296,000 in the three and six months ended March 31, 2009, respectively, and the Company has implemented additional steps to further reduce general and administrative expenses.

“The Company is preparing to list for sale the first of its residential homes at Kaupulehu. The second home is scheduled for completion in approximately 2 months.

“The Company’s credit facility with a Canadian bank has been renewed through April 2010 with no changes to the amount of the facility. We are confident that the Company is in position to weather the current economic crisis the world is experiencing.”

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts. These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements. Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions. Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved. Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements. The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the year ended September 30, 2008 and Barnwell’s other filings with the Securities and Exchange Commission. Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE OPERATING RESULTS
(Unaudited)

Three months ended		Six months ended
March 31,		March 31,
2009	2008	2009	2008

Revenues	$7,171,000	$14,307,000	$17,093,000	$29,967,000

Net (loss) earnings	$(16,997,000)	$1,685,000	$(16,573,000)	$5,004,000

Net (loss) earnings
per share – basic	$(2.06)	$0.20	$(2.01)	$0.61

Net (loss) earnings
per share – diluted	$(2.06)	$0.20	$(2.01)	$0.59

Weighted average shares and equivalent shares outstanding:
Basic	8,240,160	8,245,086	8,240,729	8,228,811

Diluted	8,240,160	8,424,153	8,240,729	8,462,332